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                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under sec.240.14a-12

                         INTERSTATE HOTELS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2)of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                                                  April 30, 2001

To the Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Interstate Hotels Corporation, a Maryland corporation, to be held on Thursday, June 14, 2001 at 10:00 a.m., Eastern Time, at the Pittsburgh Marriott City Center Hotel located at 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every stockholder is important, and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Thomas F. Hewitt

                                          THOMAS F. HEWITT
                                          Chairman of the Board

             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
              COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       ------------------------------------------------------------------

To the Stockholders:

     Notice is hereby given that the 2001 Annual Meeting of Stockholders of Interstate Hotels Corporation, a Maryland corporation, will be held at 10:00 a.m., Eastern Time, on Thursday, June 14, 2001, at the Pittsburgh Marriott City Center Hotel located at 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect two Class A Directors, one Class B Director and five Series B Preferred Directors;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Interstate Hotels Corporation for the fiscal year ending December 31, 2001; and

     3. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 19, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

                                          TIMOTHY Q. HUDAK
                                          Secretary

April 30, 2001

              TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
         COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
            PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO
                    POSTAGE IF MAILED IN THE UNITED STATES.

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                PROXY STATEMENT

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2001

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Interstate Hotels Corporation, a Maryland corporation (the "Company"), of proxies from the holders of Class A Common Stock, par value of $.01 per share (the "Class A Common Stock"), of the Company for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on Thursday, June 14, 2001, at the Pittsburgh Marriott City Center Hotel located at 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania including any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the accompanying form of proxy and the Company's 2000 Annual Report to Stockholders are being mailed to stockholders on or about May 2, 2001.

     The holders of record of shares of Class A Common Stock, Class B Common Stock, par value of $.01 per share (the "Class B Common Stock"), and Series B Convertible Preferred Stock, par value of $.01 per share (the "Series B Preferred Stock"), of the Company at the close of business on April 19, 2001 (the "Record Date") are entitled to receive notice of, and to vote such shares at, the Annual Meeting. As of the Record Date, there were 6,309,885 shares of Class A Common Stock outstanding, 242,555 shares of Class B Common Stock outstanding and 725,000 shares of Series B Preferred Stock outstanding. Holders of such class of shares as of the Record Date are entitled to one vote per share on each matter to be considered by such holders' class of shares at the Annual Meeting.

     The holders of a majority of the issued and outstanding shares of Class A Common Stock, Class B Common Stock and Series B Preferred Stock as of the Record Date, considered together, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting, provided that a majority of the outstanding Class A Common Stock is required for the election of the Class A-2 Directors, a majority of the outstanding Class B Common Stock is required for the election of the Class B Director, a majority of the outstanding Series B Preferred Stock is required for the election of the Series B Preferred Directors and a majority of the outstanding Class A and Class B Common Stock, voting together as a single class, is required for the ratification of the appointment of the independent accountants. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. If a quorum is present: (1) the holders of the Class A Common Stock are entitled to elect two Class A-2 Directors, with the election of directors being determined by plurality vote, (2) the holders of the Class B Common Stock are entitled to elect one member of the Board, with the election of the director being determined by plurality vote, (3) the holders of the Series B Preferred Stock are entitled to elect five members of the Board, with the election of directors being determined by plurality vote and (4) the affirmative vote of a majority of the Class A and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote is required to ratify the appointment of the independent accountants and any other matter brought to a vote at the Annual Meeting. Abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted and, accordingly, will have no effect on the election of directors but will have the effect of a vote against the ratification of the appointment of the independent accountants. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock as of the Record Date, the Annual Meeting may be adjourned to a later date to obtain a quorum.

     All shares of Class A Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted in accordance with the recommendations of the Board as set forth herein.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

     The Company's stockholders do not have dissenters' or appraisal rights under Title 3, Subtitle 2 of the Maryland General Corporation Law or pursuant to the Company's charter with respect to the items set forth in this Proxy Statement.

                             ELECTION OF DIRECTORS

     The terms of the Company's Class A-2 Directors, Michael L. Ashner and Benjamin D. Holloway, expire on the date of the Annual Meeting. The Nominating Committee of the Board has nominated Mr. Holloway for re-election as a Class A-2 Director and John J. Russell, Jr. for election as the other Class A-2 Director. If elected, the nominees will serve for a three-year term to expire at the Company's 2004 annual meeting, and until their respective successors are duly elected and qualified.

     The Company has been advised by Marriott Hotel Services, Inc., the holder of the Company's Class B Common Stock, that it is the intention of such holder to vote all of its Class B shares in favor of the re-election of Stephen P. Joyce, as the sole Class B Director for a one-year term to expire at the Company's 2002 annual meeting, and until his successor is duly elected and qualified.

     The Series B Preferred Directors were elected to the Board pursuant to the terms of the Series B Preferred Stock, issued for $5.0 million, and the 8.75% Subordinated Convertible Notes (the "Notes"), issued for $25.0 million, to CGLH Partners I LP and CGLH Partners II LP, an investor group led by Lehman Brothers Holdings Inc. (the "Investor Group"), which investment was approved by the Company's stockholders on October 16, 2000. The five Series B Preferred Directors were elected to the Board and appointed to certain committees thereof pursuant to the terms of an Investor Agreement dated October 20, 2000 (the "Investor Agreement") among the Company and the Investor Group. The Investor Agreement allows the Investor Group to nominate five designees to the Board and designees to serve on one-half of the seats on each committee of the Board, other than any committee formed to consider matters relating to the Investor Group, for a period tied to the percentage of the Company's stock owned by the Investor Group. The Company has been advised by all holders of the Series B Preferred Stock that it is the intention of such holders to vote all of their shares of Series B Preferred Stock in favor of the re-election of Karim J. Alibhai, Joseph J. Flannery, Alan J. Kanders, Mahmood J. Khimji and Sherwood M. Weiser, as the Series B Preferred Directors for a one-year term to expire at the Company's 2002 annual meeting, and until their respective successors are duly elected and qualified.

     THE BOARD RECOMMENDS THAT CLASS A COMMON STOCKHOLDERS VOTE "FOR" BENJAMIN
D. HOLLOWAY AND JOHN J. RUSSELL, JR. AS THE CLASS A-2 DIRECTORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD. THE BOARD HAS NO REASON TO BELIEVE THAT MESSRS. HOLLOWAY OR RUSSELL WILL NOT SERVE IF ELECTED, BUT IF EITHER OF MESSRS. HOLLOWAY OR RUSSELL SHOULD SUBSEQUENTLY BECOME UNAVAILABLE TO SERVE AS A DIRECTOR, THE PERSONS NAMED AS PROXIES MAY, IN THEIR DISCRETION, VOTE FOR A SUBSTITUTE NOMINEE DESIGNATED BY THE BOARD.

NOMINEES FOR ELECTION AS CLASS A-2 DIRECTORS

     BENJAMIN D. HOLLOWAY, age 76, joined the Board in May 1999. Mr. Holloway is presently a financial consultant who serves as a member of the Board of Directors of Alliance Capital Management L.P. Mr. Holloway served in numerous capacities over a nearly 40-year career with Equitable Life Assurance Society, where he most recently served as Vice Chairman of the Board (and director) from 1987 to 1990.

Mr. Holloway also served as a director or trustee of many charitable and educational organizations, including Duke University, The American Academy in Rome and the Cathedral Church of St. John the Divine. Mr. Holloway's term as a Class A-2 director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     JOHN J. RUSSELL, JR., age 54, is presently the Chairman of the Board of the American Hotel & Motel Association (the "AH&MA") as well as the President, Hospitality Industry, THINKologies, Inc. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominium International LLC
(RCI) Global Operations. Before that, he served as Chairman and Chief Executive Officer of Cendant's Hotel Division. From 1995 to 1996, he was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell has more than 20 years of experience in the hospitality industry during which he has held positions with, among others, Benchmark Management Company, Radisson Hotels International and Sheraton Corporation. Mr. Russell also serves as a member of the Board of Directors of the Educational Institute of the AH&MA, the University of Delaware's Hotel and Restaurant Program and Hoteltools.com. Mr. Russell is a graduate of the United States Military Academy at West Point.

NOMINEE FOR ELECTION AS CLASS B DIRECTOR

     STEPHEN P. JOYCE, age 41, joined the Board in May 1999. Mr. Joyce is Executive Vice President of Franchising for Marriott International, Inc.'s full-service brands, Marriott Hotels, Resorts and Suites, and Renaissance Hotels. Mr. Joyce is a 19-year veteran of Marriott. Before joining Marriott Lodging in 1988, Mr. Joyce was the senior manager of Marriott's Corporate Finance Group and Partnership and Syndication Group, and has also served as a financial and operational consultant. He currently serves on the Board of Directors of the International Franchise Association. Mr. Joyce's term as a Class B director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

NOMINEES FOR ELECTION AS SERIES B PREFERRED DIRECTORS

     KARIM J. ALIBHAI, age 37, joined the Board in October 2000. Mr. Alibhai is presently a Principal of the Gencom Group, which he rejoined in June 1999. He served as President, Chief Operating Officer and a Director of Wyndham International, Inc. from October 1997 through May 1999. Prior to October 1997, Mr. Alibhai served as President and Chief Executive Officer of the Gencom Group. Mr. Alibhai's term as a Series B Preferred Director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     JOSEPH J. FLANNERY, age 39, joined the Board in October 2000. Mr. Flannery is a Managing Director in the Global Commercial Real Estate Finance Group in the Fixed Income Division of Lehman Brothers Inc. Prior to joining Lehman in 1989, Mr. Flannery held positions with Pannell Kerr Forster and Prudential Life Insurance Company. Mr. Flannery's term as a Series B Preferred Director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     ALAN J. KANDERS, age 36, joined the Board in October 2000. Mr. Kanders is a Vice President in the Global Commercial Real Estate Finance Group in the Fixed Income Division of Lehman Brothers Inc. From 1995 to 1997, Mr. Kanders was Vice President of Development for Wingate Inns, Inc. and from 1992 to 1995, he was Vice President of Development for Rank Hotels, N.A. Mr. Kanders' term as a Series B Preferred Director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     MAHMOOD J. KHIMJI, age 40, joined the Board in October 2000. Mr. Khimji presently is a Principal of Highgate Holdings and has held that position since 1988. He is a member of the Board of Visitors of the Faculty of Law for Columbia University and he previously served on the Board of Directors of Meristar Hospitality Corporation. Mr. Khimji's term as a Series B Preferred Director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     SHERWOOD M. WEISER, age 70, joined the Board in October 2000. Mr. Weiser is Chairman, President and Chief Executive Officer of CRC Holdings. He served as Chairman, President and Chief Executive Officer of Carnival Resorts & Casinos from March 1994 until April 2001. Mr. Weiser is a member of the Board of Directors of Carnival Corp. and serves as a member of the Nominating Committee and the Plan Administration Committee, as well as Chairman of the Compensation Committee of the Board of Directors of Carnival Corp. He is also a member of the Board of Directors of Mellon United National Bank, a subsidiary of Mellon Bank, and Wyndham International, Inc., and is a trustee of the University of Miami. Mr. Weiser's term as a Series B Preferred Director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

OTHER DIRECTORS

     THOMAS F. HEWITT, age 57, became the Company's Chairman of the Board and Chief Executive Officer in March 1999. Mr. Hewitt previously was President and Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations. At Carnival, Mr. Hewitt was responsible for over 80 hotels and 17,000 employees in the United States, South America, the Caribbean and Mexico. Mr. Hewitt joined Carnival in 1985 (when it was known as The Continental Companies) after a career spanning more than 20 years with Sheraton Corporation, most recently as the President of its North American division from 1983 to 1985. Mr. Hewitt's term as a Class A-3 director expires on the date of the 2002 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     MICHAEL L. ASHNER, age 48, joined the Board in May 1999. Mr. Ashner presently serves as President and Chief Executive Officer of Winthrop Financial Associates, a real estate investment banking firm which owns and manages approximately 6 million square feet of office and commercial space and 300 hotel rooms, a general partner of Cecil Associates, which owns 20 Days Inns hotels, and Chief Executive Officer of Newkirk Associates, which owns and manages more than 40 million square feet of office and retail space. Mr. Ashner also serves as President of Exeter Capital Corporation and from 1984 to 1994 served as President and Chief Executive Officer of National Property Investors, Inc., a real estate investment banking firm which owned and managed over 40,000 apartments, 5 million square feet of office and commercial space and 4,500 hotel rooms. Mr. Ashner also serves as a member of the Boards of Directors of Nexthealth, Inc. and NBTY, Inc. Mr. Ashner's term as a Class A-2 director expires on the date of the 2001 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     PHILLIP H. MCNEILL, SR., age 62, joined the Board in May 1999. Mr. McNeill is Chairman of the Board and Chief Executive Officer of Equity Inns, Inc. and has been Chairman and President of McNeill Investment Company, Inc. since 1977. From 1963 to 1977, he served in various capacities, including President and Chief Executive Officer, with Schumacher Mortgage Company, Inc., a mortgage banking firm and subsidiary of Time, Inc. Mr. McNeill has served as President and director of the Memphis Mortgage Bankers Association and the Tennessee State Mortgage Bankers Association. He is currently serving as a member of the Board of Directors of National Commerce Bancorporation, a trustee of Rhodes College and board member of the Society of Entrepreneurs and Memphis Museum System. Mr. McNeill's term as a Class A-3 director expires on the date of the 2002 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

     J. WILLIAM RICHARDSON, age 53, joined the Board in July 2000 and has served as the Company's Vice Chairman and Chief Financial Officer since July 1999. Previously, Mr. Richardson was the Company's Chief Financial Officer and Executive Vice President, Finance and Administration, and also served in those capacities for Interstate Hotels Company, the predecessor company ("Old Interstate"), from 1994 until June 1998. Before that, Mr. Richardson served as Controller and Treasurer of Old Interstate since 1988. Prior to 1988, Mr. Richardson was Vice President and a partner in an Atlanta-based hotel management and development company and also worked with Marriott Corporation. His experience in the hospitality industry spans over a period of 29 years. He served as our acting President and Chief Executive Officer from January to March of 1999. Mr. Richardson's term as a Class A-1 director expires on the date of the 2003 annual meeting of stockholders of the Company, and upon the election and qualification of his successor.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     KEVIN P. KILKEARY, age 49, became the Company's President and Chief Operating Officer in April 1999. Mr. Kilkeary previously served as Executive Vice President and as Senior Vice President, as well as President and Chief Operating Officer of the Company's subsidiary, Crossroads Hospitality Company. Mr. Kilkeary joined Old Interstate in 1972 and has held a variety of other positions in hotels and at the corporate office, including executive positions as General Manager, Regional Vice President of Operations, Vice President of Sales and Marketing and Vice President of Staff Operations.

     HENRY L. CIAFFONE, age 60, is the Company's Executive Vice President, International Operations and Development, a position he has held since January 1999. Mr. Ciaffone, who joined Old Interstate in 1989, previously served as Senior Vice President and Treasurer. Prior to joining Old Interstate, Mr. Ciaffone held positions in hotel finance and real estate development at Koala Inns of America, Sheraton Corporation and the Howard Johnson Company.

     GLYN F. AEPPEL, age 42, became the Company's Executive Vice President, Business Development and Acquisitions in March 2001. From July 1998 to March 2001, Ms. Aeppel served as Senior Vice President of Acquisitions and Development for FFC Hospitality, LLC. From 1995 to July 1998, she was Vice President of Development for Old Interstate's Crossroads division. Prior to joining Old Interstate, Ms. Aeppel held financial and development positions with Lodging Evaluation Group, Holiday Inn Worldwide and Marriott Corporation.

     CHARLES R. TOMB, age 46, is the Company's Senior Vice President, Development and Acquisitions. He joined Old Interstate in 1992, and most recently, he oversaw Old Interstate's development activities in the Western Region as Vice President of Development. Mr. Tomb has approximately 20 years of experience in the hotel industry, including prior positions with Holiday Inns Worldwide, Americana Hotels & Resorts and Hyatt Hotels.

     TIMOTHY Q. HUDAK, age 38, joined Old Interstate in 1992 as Assistant General Counsel and now serves as our Senior Vice President and General Counsel. Prior to joining Old Interstate, Mr. Hudak held the position of Associate General Counsel for Cyclops Industries, Inc. and, prior to that, practiced law at the firm of Tucker Arensberg.

ATTENDANCE AT MEETINGS

     The Board held 16 meetings during 2000. Mr. Joyce attended 11 of the total number of meetings of the Board and Board committees on which he served. Each other director attended at least 75% of the total number of Board meetings and the total number of Board committee meetings for each committee on which he served.

COMMITTEES OF THE BOARD

     The Board has established four committees--a Compensation Committee, an Audit Committee, a Nominating Committee and a Capital Committee.

     Compensation Committee. The Compensation Committee reviews executive salaries, administers the bonus, incentive compensation and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and the compensation policies and practices of the Company. The Compensation Committee was formed in June 1999 in connection with the Company's spin-off from Wyndham International, Inc. ("Wyndham") (the "Spin-Off") and is composed of Sherwood M. Weiser (Chairman), Michael L. Ashner, Joseph J. Flannery and Stephen P. Joyce. The members of the Compensation Committee are not employed by the Company or any of its affiliates ("Non-Employee Directors") and are not eligible to receive options or other rights under any employee stock or other benefit plan (other than plans in which only directors may participate). The Compensation Committee held one meeting during 2000.

     Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent accountants and the independence of such accountants from the management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Committee was formed in June 1999 in connection with the Spin-Off and is required to consist solely of non-employee directors. The members of the Audit Committee are Benjamin D. Holloway (Chairman), Karim J. Alibhai, Michael L. Ashner and Alan J. Kanders. The Audit Committee held four meetings during 2000.

     Nominating Committee. The Nominating Committee was formed in June 1999 in connection with the Spin-Off and is empowered to nominate persons solely for election as Class A directors at the annual meetings of stockholders. The Committee will consider candidates for nominees for directors recommended by Class A Common stockholders if such recommendations are submitted in writing to the Secretary of the Company giving the background and qualifications of the candidate. The Nominating Committee is composed of Thomas F. Hewitt (Chairman), Joseph J. Flannery, Stephen P. Joyce and Mahmood J. Khimji, and held one meeting during 2000.

     Capital Committee. The Capital Committee was formed in November 2000 in connection with the Investor Group transaction and reviews and makes recommendations to the Board regarding acquisitions, financings and other capital transactions. The Capital Committee is composed of Thomas F. Hewitt (Chairman), Karim J. Alibhai, Michael L. Ashner, Joseph J. Flannery, J. William Richardson and Sherwood M. Weiser. The Capital Committee did not hold any meetings during 2000.

DIRECTOR NOMINATION PROCEDURES

     Nominations for election of directors by the stockholders may be made by the Board or a designated committee thereof or by any stockholder entitled to vote in the election of directors generally.

DIRECTOR COMPENSATION

     Directors who are non-employee directors are paid an annual retainer of $15,000 plus $1,000 for each Board meeting or working session attended in person, as well as $500 for each Board meeting in which the director participates by telephone. In addition, members of directorate committees are paid $1,000 for each committee meeting attended in person on days on which the Board does not also meet, as well as $500 for each committee meeting in which the director participates by telephone.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to Thomas F. Hewitt, who is the Company's Chairman of the Board and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company in 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                               -----------------------
                                       ANNUAL COMPENSATION     SECURITIES
                                       --------------------    UNDERLYING       LTIP        ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS        OPTIONS      PAYOUTS     COMPENSATION
 ---------------------------   ----    --------    --------    -----------    --------    -------------
Thomas F. Hewitt(1)..........  2000    $400,000    $680,000           --      $ 32,000(2)  $  596,059(3)
  Chairman of the Board and    1999     338,462     450,000      225,000(4)     27,077(2)     236,722(5)
  Chief Executive Officer      1998          --          --           --            --             --
J. William Richardson........  2000     325,000     552,500           --        26,000(2)     572,817(6)
  Vice Chairman and            1999     303,654     400,000      175,000(4)     24,292(2)     140,762(7)
  Chief Financial Officer      1998     265,123     397,684           --       853,205(8)   3,292,485(9)
Kevin P. Kilkeary............  2000     300,000     446,250           --        24,000(2)     101,268(10)
  President and                1999     287,788     325,000      150,000(4)     23,023(2)       6,700(11)
  Chief Operating Officer      1998     242,844     273,199           --            --      2,346,519(12)
Henry L. Ciaffone............  2000     262,159     225,000       50,000(13)    18,000(2)     182,947(14)
  Executive Vice President,    1999     237,404     200,000       50,000(13)    17,515(2)     101,804(15)
  International Operations     1998     181,610     187,567           --            --      2,016,934(16)
  and Development
Charles R. Tomb..............  2000     200,000     215,000       35,000(13)    16,000(2)     169,830(17)
  Senior Vice President,       1999     195,885     150,000       35,000(13)    15,671(2)     149,312(18)
  Development and              1998     160,284      75,000           --            --      1,113,663(19)
  Acquisitions

---------------

 (1) Mr. Hewitt became the Chairman of the Board and Chief Executive Officer in March 1999. Mr. Hewitt's 1999 compensation is for the period from March 1, 1999 through December 31, 1999.

 (2) Consists entirely of compensation under the Company's Executive Retirement Plan (the "ERP").

 (3) Consists of restricted stock compensation under the Company's Equity Incentive Plan of $468,057, Series B Preferred Stock compensation issued in connection with the Investor Group transaction of $56,556, dividends earned on Series B Preferred Stock of $17,500, compensation for services as a director of the Company's subsidiary, Northridge Insurance Company ("Northridge"), of $25,000, imputed interest on a loan by the Company of $18,480, a car allowance of $9,000 and miscellaneous expense reimbursements of $1,466.

 (4) Consists of shares underlying options granted under the Company's Equity Incentive Plan, with an exercise price of $4.50 per share. These options were cancelled in connection with the Investor Group transaction in 2000.

 (5) Consists of restricted stock compensation under the Company's Equity Incentive Plan of $123,173, a reimbursement of costs for relocation of $89,730, imputed interest on a loan by the Company of $15,400, a car allowance of $7,615 and miscellaneous expense reimbursements of $804.

 (6) Consists of restricted stock compensation under the Company's Equity Incentive Plan of $406,250, Series B Preferred Stock compensation issued in connection with the Investor Group transaction of $41,667, dividends earned on Series B Preferred Stock of $13,125, compensation for services as a director of Northridge of $25,000, amortization of loan forgiveness of $70,804 and imputed interest on a loan by the Company of $15,971.

 (7) Consists of restricted stock compensation under the Company's Equity Incentive Plan of $81,250, compensation for services as a director of Northridge of $25,000, amortization of loan forgiveness of $23,601 and imputed interest on a loan by the Company of $10,911.

 (8) Consists of compensation under the ERP of $34,466 and a deferred compensation payment of $818,739.

 (9) Consists of stock option proceeds of $1,921,875, loan forgiveness of $1,060,920, a special bonus of $300,000 and a change-in-control payment of $9,690.

(10) Consists of Series B Preferred Stock compensation issued in connection with the Investor Group transaction of $27,778, dividends earned on Series B Preferred Stock of $8,750, amortization of loan forgiveness of $50,000 and imputed interest on a loan by the Company of $14,740.

(11) Consists of entirely of imputed interest on a loan by the Company.

(12) Consists of a change-in-control payment of $1,186,394, stock option proceeds of $1,070,125 and loan forgiveness of $90,000.

(13) Consists of shares underlying options granted under the Company's Equity Incentive Plan, with an exercise price of $4.50 per share.

(14) Consists of a housing allowance of $98,110, a cost of living allowance of $48,837, a car allowance of $16,443 and miscellaneous expense reimbursements of $19,557.

(15) Consists of a housing allowance of $61,130, a cost of living allowance of $30,429 and a car allowance of $10,245.

(16) Consists of a change-in-control payment of $955,314 with a tax gross up of $479,120, stock option proceeds of $412,500 and loan forgiveness of $170,000.

(17) Consists of amortization of loan forgiveness of $149,543, imputed interest on a loan by the Company of $11,527 and a car allowance of $8,760.

(18) Consists of amortization of loan forgiveness of $74,771, a reimbursement of costs for relocation of $44,752, imputed interest on a loan by the Company of $21,029 and a car allowance of $8,760.

(19) Consists of a change-in-control payment of $747,713, stock option proceeds of $155,000, a reimbursement of costs for relocation of $111,212, restricted stock compensation of $79,844, commissions of $11,134 and a car allowance of $8,760.

     The following table sets forth information regarding the values of the options held by the Named Executive Officers at December 31, 2000.

                       OPTION VALUES AT DECEMBER 31, 2000

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                     OPTIONS AT                 IN-THE-MONEY OPTIONS
                                                DECEMBER 31, 2000(1)         AT DECEMBER 31, 2000(1)(2)
                                             ---------------------------     ---------------------------
                   NAME                      EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                   ----                      -----------   -------------     -----------   -------------
Thomas F. Hewitt...........................        --             --             $--            $--
J. William Richardson......................        --             --             $--            $--
Kevin P. Kilkeary..........................        --             --             $--            $--
Henry L. Ciaffone..........................    16,667         33,333             $--            $--
Charles R. Tomb............................    11,667         23,333             $--            $--

---------------

(1) The options held by Messrs. Hewitt, Richardson and Kilkeary were cancelled as part of their Amended and Restated Employment Agreements entered into in connection with the Investor Group transaction. One-third of the options held by the other Named Executive Officers at December 31, 2000 were exercisable.

(2) The last sale price as reported on the Nasdaq SmallCap Market on December 29, 2000 was $1.66, which was below the then current option exercise price of $4.50.

     Repricing of Stock Options. Effective February 26, 2001, the Board of Directors approved the repricing of all outstanding options to purchase shares of the Company's Class A Common Stock. Each optionee was given the right to elect to keep their options as of such date for the stated exercise price of such options of $4.50 or to return 40% of their options, but reducing the exercise price to $2.00 for their remaining options. The Board of Directors approved the repricing of the options to provide an incentive to current employees and officers of the

Company for their continued employment. All of the stock options repriced, totalling 939,500 options, originally contained exercise prices that were significantly higher than the market price.

     The following table sets forth information as to the repricing of stock options for each of the Named Executive Officers.

                                      NUMBER OF       MARKET PRICE   EXERCISE                    LENGTH OF
                                      SECURITIES      OF STOCK AT    PRICE AT      NEW        ORIGINAL OPTION
                        REPRICING     UNDERLYING        TIME OF       TIME OF    EXERCISE      TERM REMAINING
NAME                      DATE     OPTIONS REPRICED    REPRICING     REPRICING    PRICE     AT DATE OF REPRICING
----                    ---------  ----------------   ------------   ---------   --------   --------------------
Thomas F. Hewitt......     N/A            None             N/A           N/A        N/A            N/A
J. William
  Richardson..........     N/A            None             N/A           N/A        N/A            N/A
Kevin P. Kilkeary.....     N/A            None             N/A           N/A        N/A            N/A
Henry L. Ciaffone.....  2/26/2001       50,000           $2.31         $4.50      $2.00     8 years, 5 months
Charles R. Tomb.......  2/26/2001       35,000           $2.31         $4.50      $2.00     8 years, 5 months

     Outstanding Options. Pursuant to the Equity Incentive Plan, the Company has granted stock options to purchase an aggregate of 84,500 shares of Class A Common Stock at an exercise price of $4.50 per share, 30,000 shares of Class A Common Stock at an exercise price of $2.25 per share and an aggregate of 563,700 shares of Class A Common Stock at an exercise price of $2.00 per share. Each of the options has a ten-year term and becomes exercisable as to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant so long as the holder thereof remains a full-time employee of the Company, except that the options become immediately exercisable in the event of the holder's death, disability or termination of employment by the Company for any reason other than cause (as defined) or in the event a change in control occurs, including an event in which any person or group becomes the beneficial owner of more than 50% of the outstanding shares of common stock of the Company entitled generally to vote in the election of directors. Unexercised options terminate 30 calendar days after the holder's termination of employment by the Company, except that such period is 180 days in the event of disability and 360 days in the event of death.

COMPENSATION PLANS AND ARRANGEMENTS

     Management Bonus Plan. The Company has established a Management Bonus Plan under which all key management employees who are directly involved in the Company's growth and success (other than Messrs. Hewitt, Richardson and Kilkeary, whose bonuses are to be determined pursuant to their employment agreements) are eligible to receive bonuses based upon the achievement of specified targets and goals for the Company and the individual employee. Awards under the Management Bonus Plan are granted by the Compensation Committee of the Board and range from zero to specified levels depending on the position of the individual. Currently, 87 corporate employees are eligible for awards under the Management Bonus Plan, with 84 of such employees eligible to receive a bonus ranging from 10% to 70% of their base salaries and four of such employees eligible to receive up to 125% of their base salaries.

     Executive Loans. Pursuant to Mr. Hewitt's employment agreement, on March 1, 1999, the Company loaned Mr. Hewitt $400,000, which loan is due on the earlier of June 18, 2005 or 30 days after termination of his employment. If Mr. Hewitt's employment is terminated for any reason other than cause, the loan will be forgiven. In addition, the Company has loaned Mr. Hewitt $259,254 for payment of income tax liabilities associated with a restricted stock grant in 1999. If, on the earlier of February 28, 2003 or the date Mr. Hewitt's employment is terminated other than for cause, the market value of the stock granted to Mr. Hewitt is less than $1.5 million, the Company will forgive such loan in proportion to the amount by which the market value of the stock granted to Mr. Hewitt is less than $1.5 million.

     In 1996, Old Interstate loaned $1.0 million to Mr. Richardson. The remaining unpaid balance of this loan was forgiven as of June 2, 1998 in connection with the merger of Old Interstate into Wyndham and in accordance with the change of control provisions of his severance agreement with Old Interstate. In 1998, the Company loaned Mr. Richardson $354,018, which loan was forgiven, pursuant to his employment agreement, once he remained with the Company for at least 90 days following the Spin-Off. The loan is being amortized over a 60-month period beginning on September 16, 1999, so long as his employment agreement remains in full force and effect.

     On June 2, 1998, in connection with the merger of Old Interstate into Wyndham and in accordance with the change of control provisions of their respective severance agreements with Old Interstate, the Company forgave loans in the amount of $90,000 and $170,000 to Messrs. Kilkeary and Ciaffone, respectively. Pursuant to Mr. Kilkeary's employment agreement, the Company loaned Mr. Kilkeary $300,000, $50,000 of which was forgiven on June 17, 2000, and the remaining balance of which will be forgiven at the rate of $125,000 per year on June 17, 2001 and 2002, so long as his employment is not terminated by the Company for cause or voluntarily by Mr. Kilkeary prior to such dates. Also pursuant to his employment agreement, in October 2000, the Company loaned Mr. Kilkeary $500,000, which loan will be forgiven over the three-year period commencing October 16, 2001 at the rate of $166,666 per year, so long as his employment is not terminated by the Company for cause or voluntarily by Mr. Kilkeary prior to such dates.

     Pursuant to Mr. Tomb's employment agreement, Mr. Tomb received a loan of $373,857 from the Company, which was an amount equal to 50% of the severance compensation he was entitled to receive under his severance agreement with Old Interstate. This loan amortizes over a 30-month period beginning on June 18, 1999, and is automatically forgiven upon the expiration of his non-compete period following termination of his employment. In addition, the Company also loaned $238,000 to Mr. Tomb in 1998 to cover expenses incurred in his relocation to Pittsburgh, which loan was repaid in full.

     Executive Retirement Plan. Each of the General Managers of the Company's hotels who are employees of the Company and other employees holding job classifications of Vice President or above, including the Named Executive Officers, is eligible to participate in the Company's Executive Retirement Plan. The plan is intended to be a non-qualified and unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Actual participation in the plan is determined by the Board or the Compensation Committee.

     The Company annually contributes 8.0% of each participant's base salary to the plan and may make discretionary contributions of up to an additional 5.0% of each participant's base salary. These discretionary contributions are based on the Company's net increase in earnings per share in a given year. In addition, plan participants are eligible to designate a portion (to be specified by the Board or the Compensation Committee) of their annual cash bonus to be contributed to the plan.

     The funds contributed by the Company or participants are held in a grantor trust established by the Company. Unless the Board or the Compensation Committee determines that the amounts contributed to the plan on behalf of a participant are payable earlier, in general, a participant in the plan will receive his plan benefits one year after his retirement or termination of employment. Plan benefits are paid out in a lump sum and are deductible by the Company and taxable to the plan participant as ordinary income upon receipt by the participant.

     Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each full-time employee who has completed 12 consecutive months of employment with the Company or a predecessor, excluding any employee whose customary employment is not for more than 20 hours per week or more than five months per calendar year, is eligible to participate. A participating employee may elect to authorize the Company to withhold a maximum of 8.0% of such employee's salary. The withheld amount is held in the participating employee's account and used to purchase the Company shares on a semi-annual basis at a price equal to a designated percentage, established semi-annually by the Compensation Committee, from 85% to 100% of the average closing sale price for the Company shares as reported by The Nasdaq SmallCap Market on the date the shares are purchased. Such sale price may not be less than the lesser of (i) 85% of the fair market value of such shares on the date of the regular offering of the right to participate in such plan and (ii) 85% of the fair market value of such shares on the date the shares are purchased. The fair market value of the shares available for purchase by a participating employee (determined as of the offering date) generally may not exceed $25,000 per calendar year.

     On January 11, 2001, the Compensation Committee of the Board authorized the Company to terminate the Employee Stock Purchase Plan due to the depletion of the number of shares authorized for issuance under the plan and, accordingly, the Company terminated the plan. The final allocation of 152,696 shares to the participants, valued at $214,982, occurred on February 12, 2001 for the purchase period ended December 31, 2000.

     Equity Incentive Plan. The Company's Equity Incentive Plan is designed to attract and retain qualified officers and other key employees. The Equity Incentive Plan authorizes the grant of:

     - options to purchase Company shares;

     - restricted shares;

     - unrestricted shares; and

     - deferred shares.

     The Compensation Committee of the Board administers the Equity Incentive Plan and determines to whom grants will be made and the terms and conditions thereof.

     The number of Company shares that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan was initially 2,300,000 shares. At December 31, 1999 and each June 30 and December 31 thereafter, an additional positive number equal to 20% of the additional shares of Class A Common Stock issued during that six-month period will be added to the total number of Company shares subject to the plan. Officers, directors, key employees and consultants and those of the Company's subsidiaries may be selected to receive benefits under the Equity Incentive Plan. Pursuant to the Amended and Restated Employment Agreements of Messrs. Hewitt and Richardson entered into in connection with the Investor Group transaction, all 331,917 of the restricted shares of Class A Common Stock previously granted to Messrs. Hewitt and Richardson have fully vested. In addition, approximately 1,370,000 shares are available for additional awards under the Equity Incentive Plan.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     We have entered into an employment agreement with Mr. Hewitt pursuant to which:

      -- He serves as the Company's Chairman of the Board and Chief Executive Officer.

      -- Mr. Hewitt is employed for a four-year term which began on October 20, 2000. In addition, on October 20, 2002 and every even-numbered anniversary thereafter, Mr. Hewitt's agreement will be automatically extended for two-years, unless either party gives 90 days' prior written notice otherwise.

      -- Mr. Hewitt was previously issued 181,917 restricted shares of the Company's Class A Common Stock. All previously unvested shares vested on October 20, 2000. In addition, the Company also loaned Mr. Hewitt $259,254 for payment of his income tax liabilities associated with the restricted stock grant. If, on the earlier of February 28, 2003 or the date Mr. Hewitt's employment is terminated other than for cause, the market value of the stock granted to Mr. Hewitt is less than $1.5 million, the Company will forgive this loan in proportion to the amount by which the market value of the stock granted to Mr. Hewitt is less than $1.5 million.

      -- Additionally, the Company loaned Mr. Hewitt $400,000 which is due on June 18, 2005 or 30 days after the termination of Mr. Hewitt's employment, whichever is earlier. If Mr. Hewitt's employment is terminated by the Company other than for cause, the loan will be forgiven.

      -- Mr. Hewitt was granted 100,000 shares of the Series B Preferred Stock (the "Hewitt Preferred Stock"), subject to the vesting requirements described below. In connection with the grant, Mr. Hewitt executed a Stockholders Agreement with the Investor Group which provides for certain rights and restrictions in connection with Mr. Hewitt's ownership.

      -- Mr. Hewitt was also granted a 3% partnership interest as a limited partner ("Hewitt JV Interest") in CGLH-IHC Fund I, L.P., the joint venture formed with the Investor Group (the "Joint Venture").

      -- Upon Mr. Hewitt's termination of employment, he will be entitled to receive:

          - his minimum bonus, if he resigns without good reason;

          - his minimum bonus, an amount equal to twice his base pay and minimum bonus, continuation for 24 months of his health and welfare benefits, and immediate vesting and nonforfeiture of the Hewitt Preferred Stock and Hewitt JV Interest, if his employment is terminated by the Company for any reason other than cause, or death or disability or if his employment is terminated voluntarily by Mr. Hewitt for good reason; and

          - his minimum bonus for the year of termination of his employment, his base pay and minimum bonus for a period of 12 months following the termination of his employment, and immediate vesting and nonforfeiture of the Hewitt Preferred Stock and Hewitt JV Interest, if his employment is terminated as a result of his death or disability.

      -- Upon Mr. Hewitt's termination of employment by the Company for cause or voluntary termination by Mr. Hewitt without good reason,

          - prior to October 16, 2001, Mr. Hewitt will forfeit the Hewitt Preferred Stock and the Hewitt JV Interest;

          - on or after October 16, 2001 but prior to October 16, 2002, Mr. Hewitt will forfeit two-thirds of the Hewitt Preferred Stock and the Hewitt JV Interest;

          - on or after October 16, 2002 but prior to October 16, 2003, Mr. Hewitt will forfeit one-third of the Hewitt Preferred Stock and the Hewitt JV Interest;

          - on or after October 16, 2003, Mr. Hewitt will not be subject to forfeiting either the Hewitt Preferred Stock or the Hewitt JV Interest.

      -- Upon Mr. Hewitt's termination of employment for any reason, the Company may purchase the vested Hewitt Preferred Stock, to the extent not subject to forfeiture, for its fair market value and the Joint Venture may purchase the vested Hewitt JV Interest for an amount which varies based on the reason for termination.

      -- If Mr. Hewitt is taxed on "excess parachute payments" under the Internal Revenue Code as a result of a change in control of the Company, Mr. Hewitt will be entitled to a gross-up payment.

      -- Mr. Hewitt was previously entitled to certain payments on account of a change in control of the Company. Under his amended and restated employment agreement, Mr. Hewitt is no longer entitled to these payments.

      --  Mr. Hewitt has agreed to non-compete and non-solicitation provisions.

      -- Mr. Hewitt is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

      -- Mr. Hewitt is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     We have also entered into employment agreements with Mr. Richardson, Mr. Kilkeary, Mr. Ciaffone and Mr. Tomb.

     Pursuant to the terms of Mr. Richardson's employment agreement:

      --  He serves as the Company's Vice Chairman and Chief Financial Officer.

      -- Mr. Richardson is employed for a three-year term which began on October 20, 2000. In addition, on October 20, 2002 and every anniversary thereafter, Mr. Richardson's agreement will be automatically extended for one-year, unless either party gives 90 days' prior written notice otherwise.

      -- Mr. Richardson was previously issued 150,000 restricted shares of the Company's Class A Common Stock. All previously unvested shares vested on October 20, 2000.

      -- The Company forgave a loan in the amount of $354,018 once Mr. Richardson had remained with the Company for at least 90 days following the Company's spin-off. The loan forgiveness is being amortized over a 60-month period beginning on September 16, 1999, so long as his employment agreement remains in effect.

      -- Mr. Richardson was granted 75,000 shares of the Series B Preferred Stock (the "Richardson Preferred Stock"), subject to the vesting requirements described below. In connection with the grant, Mr. Richardson executed a Stockholders Agreement with the Investor Group which provides for certain rights and restrictions in connection with Mr. Richardson's ownership.

      -- Mr. Richardson was also granted a 2.25% Partnership Interest in the Joint Venture as a limited partner ("Richardson JV Interest").

      -- Upon Mr. Richardson's termination of employment, he will be entitled to receive:

          - (1) the greater of (a) his salary and bonus for the year preceding termination and (b) his salary and bonus for the remainder of the term of the agreement, (2) the continuation of health and welfare benefits for one year following termination of employment and (3) immediate vesting and nonforfeiture of the Richardson Preferred Stock and Richardson JV Interest, if his employment is terminated by the Company for any reason other than cause, death or disability, or if his employment is terminated voluntarily by Mr. Richardson for good reason; and

          - his base pay for a period of 12 months following the termination of his employment, and immediate vesting and nonforfeiture of the Richardson Preferred Stock and Richardson JV Interest, if his employment is terminated as a result of his death or disability.

      -- Upon Mr. Richardson's termination of employment by the Company for cause,

          - prior to October 16, 2001, Mr. Richardson will forfeit the Richardson Preferred Stock and the Richardson JV Interest;

          - on or after October 16, 2001 but prior to October 16, 2002, Mr. Richardson will forfeit two-thirds of the Richardson Preferred Stock and the Richardson JV Interest;

          - on or after October 16, 2002 but prior to October 16, 2003, Mr. Richardson will forfeit one-third of the Richardson Preferred Stock and the Richardson JV Interest; and

          - on or after October 16, 2003, Mr. Richardson will not be subject to forfeiting the Richardson Preferred Stock or the Richardson JV Interest.

      -- Upon the voluntary termination of Mr. Richardson's employment by Mr. Richardson without good reason during the nine month period ending July 16, 2001, Mr. Richardson will forfeit the Richardson Preferred Stock and the Richardson JV Interest.

      -- Upon Mr. Richardson's termination of employment for any reason, the Company may purchase the vested Richardson Preferred Stock, to the extent not subject to forfeiture, for its fair market value and the Joint Venture may purchase the vested Richardson JV Interest for an amount which varies based on the reason for termination.

      -- If Mr. Richardson is taxed on "excess parachute payments" under the Internal Revenue Code as a result of a change in control of the Company, Mr. Richardson will be entitled to a gross-up payment.

      -- Mr. Richardson was previously entitled to certain payments on account of a change in control of the Company. Under his amended and restated employment agreement, Mr. Richardson is no longer entitled to these payments.

      -- Mr. Richardson has agreed to non-compete and non-solicitation provisions.

      -- Mr. Richardson is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

      -- Mr. Richardson is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     Pursuant to the terms of Mr. Kilkeary's employment agreement:

      -- Mr. Kilkeary serves as the Company's President and Chief Operating Officer.

      -- Mr. Kilkeary is employed for a three-year term which began on October 20, 2000. In addition, on October 20, 2002 and every anniversary thereafter, Mr. Kilkeary's agreement will be automatically extended for one-year, unless either party gives 90 days' prior written notice otherwise.

      -- The Company previously loaned Mr. Kilkeary $300,000. Fifty percent of this loan was forgiven on June 17, 2000, and the remaining balance of which will be forgiven at the rate of $125,000 per year on June 17, 2001 and 2002, so long as his employment is not terminated by the Company for cause prior to such dates or voluntarily by Mr. Kilkeary without good reason prior to October 16, 2001.

      -- On October 20, 2000 the Company loaned Mr. Kilkeary $500,000. This loan will be forgiven over the three-year period commencing on October 16, 2000, at the rate of $166,666 per year, so long as his employment is not terminated by the Company for cause or voluntarily by Mr. Kilkeary without good reason prior to such dates.

      -- Mr. Kilkeary was granted 50,000 shares of the Series B Preferred Stock (the "Kilkeary Preferred Stock"), subject to the vesting requirements described below. In connection with the grant, Mr. Kilkeary executed a Stockholders Agreement with Investor Group which provides for certain rights and restrictions in connection with Mr. Kilkeary's ownership.

      -- Upon Mr. Kilkeary's termination of employment, he will be entitled to receive:

          - (1) the greater of (a) his salary and bonus for the year preceding termination and (b) his salary and bonus for the remainder of the agreement, (2) the continuation of health and welfare benefits for one year following termination of employment and (3) immediate vesting and nonforfeiture of the Kilkeary Preferred Stock, if his employment is terminated by the Company for any reason other than cause, death or disability or if his employment is terminated voluntarily by Mr. Kilkeary for good reason; and

          - his base pay for a period of 12 months following the termination of his employment, and immediate vesting and nonforfeiture of the Kilkeary Preferred Stock, if his employment is terminated as a result of his death or disability.

      -- Upon the termination of Mr. Kilkeary's employment by the Company for cause or by Mr. Kilkeary without good reason:

          - prior to October 16, 2001, Mr. Kilkeary will forfeit the Kilkeary Preferred Stock;

          - on or after October 16, 2001 but prior to October 16, 2002, Mr. Kilkeary will forfeit two-thirds of the Kilkeary Preferred Stock;

          - on or after October 16, 2002 but prior to October 16, 2003, Mr. Kilkeary will forfeit one-third of the Kilkeary Preferred Stock; and

          - on or after October 16, 2003, Mr. Kilkeary will not be subject to forfeiting the Kilkeary Preferred Stock.

      -- Upon Mr. Kilkeary's termination of employment for any reason, the Company, may purchase the Kilkeary Preferred Stock for its fair market value.

      -- If Mr. Kilkeary is taxed on "excess parachute payments" under the Internal Revenue Code as a result of a change in control of the Company, Mr. Kilkeary will be entitled to a gross-up payment.

      -- Mr. Kilkeary was previously entitled to certain payments on account of a change in control of the Company. Under his amended and restated employment agreement, Mr. Kilkeary is no longer entitled to these payments.

      -- Mr. Kilkeary has agreed to non-compete and non-solicitation provisions.

      -- Mr. Kilkeary is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

      -- Mr. Kilkeary is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     Pursuant to the terms of Mr. Ciaffone's employment agreement:

      -- The term of Mr. Ciaffone's employment is three years, ending November 30, 2001, which will be automatically extended for additional one-year terms unless otherwise terminated by either party by giving written notice to the other 90 days prior to a scheduled term expiration date.

      -- In the event of the termination of Mr. Ciaffone's employment for any reason other than cause or disability, he will be entitled to: (1) the greater of (a) his salary and bonus for the immediately preceding six months and (b) his salary and bonus for the remainder of the term of the agreement and (2) the continuation of health and welfare benefits for six months following termination of employment.

      -- Mr. Ciaffone has agreed to non-compete and non-solicitation provisions.

      -- Mr. Ciaffone is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

      -- Mr. Ciaffone is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

     Pursuant to the terms of Mr. Tomb's employment agreement:

      -- The term of Mr. Tomb's employment is three years, ending June 1, 2001, which will be automatically extended for additional one-year terms unless otherwise terminated by either party by giving written notice to the other 90 days prior to a scheduled term expiration date. The Company has given notice to Mr. Tomb of its election to not renew Mr. Tomb's employment agreement on its current terms. The Company expects that prior to June 1, 2001, the Company and Mr. Tomb will reach agreement on a restructured employment agreement.

      -- As a result of the change in control triggered by the merger of Old Interstate into Wyndham, Mr. Tomb received 50% of the severance compensation he was entitled to receive under his severance agreement with Old Interstate.

      -- Mr. Tomb received a loan of $373,857, which was an amount equal to the remaining 50% of such severance compensation, which amortizes over a 30-month period beginning June 18, 1999, and is automatically forgiven upon the expiration of his non-compete period following termination of his employment.

      -- If Mr. Tomb terminates his employment for reasons other than a change in control or a material change in his job responsibilities, he is required to repay the unamortized portion of the severance loan.

      -- In the event the Company terminates Mr. Tomb without cause or either Mr. Tomb or the Company terminates his employment as the result of a change in control or a material change in his job responsibilities during the initial three-year term of his employment, he is entitled both to forgiveness of the severance loan and continuation of health and welfare benefits for the greater of 18 months or the remainder of the term of the agreement.

      -- If the Company terminates Mr. Tomb without cause or he terminates his employment as a result of a change in control or a material change in his job responsibilities after the expiration of the initial three-year term of his employment, he is entitled to an amount equal to his salary and bonus for up to a maximum of six months.

      --  Mr. Tomb has agreed to non-compete and non-solicitation provisions.

      -- Mr. Tomb is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the Company.

      -- Mr. Tomb is entitled to have his legal fees and related expenses paid by the Company in connection with interpretation, enforcement or defense of his rights under the employment agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executives is performance-based, with the majority of the compensation at risk in order to link compensation to corporate performance and stockholder interests. The compensation package is comprised of three major components: base salary, annual bonus and long-term incentives in the form of equity rights.

     An executive's base salary is determined by taking into consideration the executive's performance, individual job responsibilities, previous experience and mastery of the business, position in the current salary range designated for his or her job and, where appropriate, potential for advancement. Salary ranges are set based on external market data and internal factors, and are intended to ensure that executive base salaries are competitive but not leading the industry.

     Increases in base salaries for key executives are reviewed and rewarded when appropriate in January of each year based on the executive's performance in the prior year.

     Annual bonuses are awarded based on criteria established pursuant to the Company's Management Bonus Plan, which was created to provide at-risk incentive pay that would lead the market as a percent of base salary when the Company meets its performance objectives, thereby moving total cash compensation for the Company's executive management to a more competitive position compared to other hospitality companies in circumstances in which the Company is performing well.

     The Company has established a Management Bonus Plan under which all key management employees who are directly involved in the Company's growth and success (other than Messrs. Hewitt, Richardson and Kilkeary, whose bonuses are to be determined pursuant to their employment agreements) are eligible to receive bonuses based upon the achievement of specified targets and goals for the Company and the individual employee. Awards under the Management Bonus Plan are made by the Compensation Committee and range from zero to specified levels depending on the position of the individual. Mr. Hewitt is entitled to receive a bonus equal to up to 200% of his salary. Mr. Hewitt earned $680,000 for the performance period ending December 31, 2000.

     Effective as of February 26, 2001, at the recommendation of the Compensation Committee, the Board approved the repricing of all outstanding options to purchase shares of the Company's Class A Common Stock, including those held by certain Named Executive Officers. The new exercise price was fixed at $2.00 per share, which is less than the last reported sales price of the Company's common stock on the NASDAQ SmallCap Market on that trading day. The last reported sales price on February 26, 2001 was $2.31 per share.

     In order to benefit from the repricing, the Company's optionees were required to elect to participate in the repricing program on or before March 27, 2001 with respect to all or any portion of their outstanding options. Each optionee was given 20 business days in which to elect to keep their existing options for the stated exercise price of such options of $4.50 or to return 40% of their options, but reducing the exercise price to $2.00 for their remaining options. All of the stock options repriced, totalling 939,500 options (including 85,000 options held by Named Executive Officers), originally contained exercise prices that were significantly higher than the market price.

     Long-term incentives are awarded pursuant to the Equity Incentive Plan through grants of restricted stock and stock options. Both the restricted stock and the stock options vest over a three-year period from the date of grant. The stock options have a ten-year term. Pursuant to their employment agreements, Messrs. Hewitt and Richardson were granted restricted stock in the amounts of 181,917 shares and 150,000 shares, respectively, of the Company's Class A Common Stock. In addition, following the Spin-Off, Messrs. Hewitt, Richardson and Kilkeary were granted options to purchase 225,000, 175,000 and 150,000 shares of Class A Common Stock, respectively, at an exercise price of $4.50 per share. Pursuant to the terms of their Amended and Restated Employment Agreements entered into in connection with the Investor Group transaction, Mr. Hewitt's and Mr. Richardson's unvested restricted stock fully vested and Messrs. Hewitt's, Richardson's and Kilkeary's options to purchase shares of Class A Common Stock were cancelled. In addition, Messrs. Hewitt, Richardson and Kilkeary received 100,000, 75,000 and 50,000 shares, respectively, of Series B Preferred Stock, subject to vesting restrictions

     The Compensation Committee believes that the Company's compensation policies and practices are consistent with the Company's goal of building stockholder value, and the Compensation Committee intends to administer those policies consistent with that goal.

                                          Respectfully submitted,

                                          Sherwood M. Weiser, Chairman
                                          Michael L. Ashner
                                          Joseph J. Flannery
                                          Stephen P. Joyce

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was formed in June 1999 and currently is composed of Sherwood M. Weiser (Chairman), Michael L. Ashner, Joseph J. Flannery and Stephen P. Joyce.

REPORT OF THE AUDIT COMMITTEE

     To the fullest extent permitted under applicable laws and regulations, the following Report of the Audit Committee covering the Company's fiscal year ended December 31, 2000, shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the liabilities of Section 18 of the Exchange Act. To the fullest extent permitted under applicable laws and regulations, the Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

     The Audit Committee is comprised of four independent directors within the meaning of NASD Rule 4200. The Audit Committee operates under a written charter adopted by the Board. (A copy of the Audit Committee Charter is attached as an Appendix to this proxy statement.) The Audit Committee recommends, subject to shareholder ratification, the election of the Company's independent public accountants.

     The Audit Committee oversees and reviews the Company's internal accounting controls, the professional services provided by and the independence of the Company's independent auditors and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Company's management, PricewaterhouseCoopers LLP, the Company's independent accountants, and the Board. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Accounting Standards No. 61 (Communications with Audit Committees) and discussed PricewaterhouseCoopers LLP's independence. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the accountants their independence from the Company. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC. The Audit Committee reviewed the amounts and types of non-audit services provided by PricewaterhouseCoopers LLP and based on their review concluded that the independence of PricewaterhouseCoopers LLP was not compromised in any way.

                                          Respectfully submitted,

                                          Benjamin D. Holloway, Chairman
                                          Karim J. Alibhai
                                          Michael L. Ashner
                                          Alan J. Kanders

STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Company's Class A Common Stock with the Lodging Hotels SmallCap Index and the Standard & Poor's SmallCap 600 Index from the date trading of the Common Stock on the Nasdaq SmallCap Market commenced through December 31, 2000, assuming an initial investment of $100.00 and the reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
 AMONG INTERSTATE HOTELS CORPORATION, THE LODGING HOTELS SMALLCAP INDEX AND THE
                             S&P SMALLCAP 600 INDEX

                                                    INTERSTATE HOTELS           S&P SMALLCAP 600             LODGING-HOTELS-
                                                          CORP.                       INDEX                       SMALL
                                                    -----------------           ----------------             ---------------
6/18/99                                                  100.00                      100.00                      100.00
12/31/00                                                  33.12                       96.61                       99.21

                                                          JUNE 18, 1999   DECEMBER 31, 2000
                                                          -------------   -----------------
Interstate Hotels Corporation...........................       100              33.12
Lodging Hotels SmallCap Index...........................       100              99.21
S&P SmallCap 600 Index..................................       100              96.61

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock as of the Record Date by (1) each person known by the Company to own beneficially more than 5% of the Class A Common Stock, (2) each director and Named Executive Officer of the Company, and (3) all directors and executive officers of the Company as a group. The figures in the following table are based on 6,309,885 shares of Class A Common Stock outstanding as of the Record Date and assume that an additional 6,221,220 shares of Class A Common Stock are outstanding upon conversion by the Investor Group of the Notes and/or shares of Series B Preferred Stock into Class A Common Stock (See Note 7 below). Unless indicated otherwise, the address for each of the persons named in the table is c/o Interstate Hotels Corporation, Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                                                                              PERCENTAGE OF
                                                               NUMBER OF         CLASS A
                            NAME                              SHARES OWNED    SHARES OWNED
                            ----                              ------------    -------------
Thomas F. Hewitt............................................     191,434           1.5%
J. William Richardson(1)....................................     154,276           1.2%
Kevin P. Kilkeary...........................................      27,166             *
Henry L. Ciaffone...........................................          --            --
Charles R. Tomb.............................................         123             *
Karim J. Alibhai(2).........................................   6,251,220          49.6%
Michael L. Ashner...........................................      15,000             *
Joseph J. Flannery..........................................          --            --
Benjamin D. Holloway........................................       4,000             *
Stephen P. Joyce............................................          --            --
Alan J. Kanders.............................................          --            --
Mahmood J. Khimji...........................................          --            --
Phillip H. McNeill, Sr......................................      36,230             *
John J. Russell, Jr. .......................................          --            --
Sherwood M. Weiser(3).......................................   6,243,977          49.5%
Odessa Limited(4)...........................................     607,000           4.8%
Gary M. Goldberg and affiliates(5)..........................     310,033           2.5%
Corporate Capital, L.L.C.(6)................................     360,000           2.9%
CGLH Partners I LP and CGLH Partners II LP as a group(7)....   6,221,220          49.4%
All directors and executive officers as a group (16
  persons)(8)...............................................   6,702,340          53.2%

-------------------------

      * Less than 1%

     (1) Includes 43 shares held by Mr. Richardson's daughter.

     (2) Includes 6,221,220 shares (adjusted to reflect 6,309,885 shares of Class A Common Stock outstanding as of the Record Date) held indirectly through Mr. Alibhai's indirect interests in CGLH Partners I LP and CGLH Partners II LP. See Footnote (7) below.

     (3) Includes 115 shares held indirectly through Mr. Weiser's interests in W/L Tampa and 6,221,220 shares (adjusted to reflect 6,309,885 shares of Class A Common Stock outstanding as of the Record Date) held indirectly through Mr. Weiser's indirect interests in CGLH Partners I LP and CGLH Partners II LP. See Footnote (7) below.

     (4) As reported in a Schedule 13D filed with the SEC on August 15, 2000. The address of Odessa Limited is International House, Victoria Road, Douglas, Isle of Man, British Isles.

     (5) As reported in an amended Schedule 13D filed with the SEC on October 5, 2000. Represents shares held in managed discretionary and non-discretionary accounts for clients advised by Gary M. Goldberg & Co., Inc., VIP 100, L.P. and/or Gary Goldberg VIP 100, Inc. Gary M. Goldberg is a controlling person of all of these entities and, as such, is deemed to be the beneficial owner of any shares of the Company's Class A Common Stock of which these entities may be deemed to beneficially own. This information is based solely upon the contents of joint filings made by Mr. Goldberg and his affiliates pursuant to
         Section 13 of the Securities Exchange Act of 1934. The address of the Gary M. Goldberg group is c/o Gary M. Goldberg, Montebello Park, 75 Montebello Road, Suffern, New York 10901.

     (6) As reported in a Schedule 13D filed with the SEC on April 18, 2000. The address of Corporate Capital, L.L.C. is 909 Poydras Street, New Orleans, Louisiana 70112.

     (7) According to the amended Schedule 13D, dated October 20, 2000, and adjusting the percentage to reflect 6,309,885 shares of Class A Common Stock outstanding as of the Record Date, the following entities beneficially own the Company's Class A Common Stock that the Investor Group has the right to acquire pursuant to the terms of the Series B Preferred Stock and the Notes held by the Investor Group: (i) CGLH Partners I LP (sole voting power over 1,250,000 shares); (ii) CGLH Partners II LP (sole voting power over 6,221,220 shares); (iii) LB Interstate GP LLC; (iv) LB Interstate LP LLC; (v) PAMI LLC; (vi) Property Asset Management Inc.; (vii) Lehman ALI Inc.; (viii) Lehman Brothers Holdings Inc.; (ix) MK/CG GP LLC; (x) MK/CG LP LLC; (xi) CG Interstate Associates LLC; (xii) Continental Gencom Holdings, LLC;
         (xiii) KFP Interstate, LLC; (xiv) Grosvenor, LLC; (xv) KFP Holdings, Ltd.; (xvi) Sherwood M. Weiser (sole voting power over 22,757 shares);
         (xvii) Donald E. Lefton (sole voting power over 21,505 shares); (xviii) Karim J. Alibhai (sole voting power over 30,000 shares). Each of the foregoing entities (other than CGLH Partners I LP and CGLH Partners II
         LP) have shared voting power over 6,221,220 shares of the Company's Class A Common Stock. CGLH Partners I LP and CGLH Partners II LP have sole voting power over the shares listed in clauses (i) and (ii) above, but do not have any shared voting power over any other shares. The terms of the Series B Preferred Stock and the Notes prohibit any single holder and its affiliates or any group of which any of them is a member from converting into more than 49% of the Company's common stock. If this restriction were not applicable, the Notes and Series B Preferred Stock held by the foregoing entities initially would be convertible into an aggregate of 7,500,000 shares of Class A Common Stock or approximately 53% of the Company's outstanding common stock on the date of issuance. For more information, see the amended Schedule 13D, dated October 20, 2000. The address of CGLH Partners I LP and CGLH Partners II LP is c/o Lehman Brothers Holdings Inc., 200 Vesey Street, 12th Floor, New York, New York 10285.

     (8) Includes 6,221,220 shares held indirectly through Mr. Alibhai's and Mr. Weiser's indirect interests in CGLH Partners I LP and CGLH Partners II LP.

     All of the 242,555 outstanding shares of Class B Common Stock of the Company are beneficially owned by Marriott Hotel Services, Inc. The address of Marriott Hotel Services, Inc. is One Marriott Drive, Washington, D.C. 20058.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  VOTING AGREEMENT

     General. Upon consummation of the Spin-Off, three directors and/or executive officers of Wyndham and entities with which the directors and/or officers are affiliated entered into a Voting Agreement with the Company. Such directors, officers and affiliated entities are referred to as the "Voting Stockholders."

     Voting Provisions. The Voting Agreement applies to all stockholder votes taken at any time when the Voting Stockholders, together with Wyndham and other identified directors and executive officers of Wyndham (collectively referred to in this section as the "Affiliated Stockholders"), own greater than 9.9% of the outstanding shares of the Company's Class A Common Stock. The Voting Agreement provides that, in such circumstances, the Voting Stockholders will vote their Company shares in proportion with the results of voting on the particular matter by all Company Class A stockholders other than the Voting Stockholders and the Affiliated Stockholders. This proportional voting will have the effect of nullifying the impact of voting by the Voting Stockholders on the particular matter and reducing the impact of voting by the Affiliated Stockholders on such matter.

     Divestiture Provisions. The Voting Agreement also provides that the Voting Stockholders will use reasonable efforts to sell or otherwise dispose of a number of shares of the Company's Class A Common Stock such that the Voting Stockholders and the Affiliated Stockholders will collectively own 9.9% or less of the outstanding shares of the Company's Class A Common Stock by the first anniversary of the Spin-Off. The Voting Stockholders are thus obligated under the Voting Agreement to sell an aggregate of approximately 690,000 Company shares, or 10.8% of the outstanding shares of the Company's Class A Common Stock, by

June 18, 2000. Thereafter, the Voting Stockholders' selling obligations will become effective again at any time within five years after the Spin-Off that the Voting Stockholders are informed by the Company that the Voting Stockholders and the Affiliated Stockholders collectively own greater than 9.9% of the outstanding shares of the Company's Class A Common Stock.

     The Company's Call Right. In the event that the Voting Stockholders fail to comply with their obligations to sell Company shares as described above within five years after the Spin-Off, the Company has a call right to purchase from the Voting Stockholders for fair market value the number of shares of the Company's Class A Common Stock the Voting Stockholders were obligated to sell. Marriott has the right to compel the Company to exercise its call right if the Company fails to do so.

  TRANSACTIONS WITH OFFICERS AND DIRECTORS

     The Company has granted loans from time to time to its senior executives, including each of the Named Executive Officers. Such loans are payable upon demand and, in general, do not bear interest until such demand is made. See "--Compensation Plans and Arrangements--Executive Loans and --Employment and Change-in-Control Agreements" for a description of loans from the Company to the Named Executive Officers.

     In August 2000, the Company acquired a 25% non-controlling equity in the Houston Astrodome/Medical Center Residence Inn by Marriott in Houston, Texas for a total acquisition cost of approximately $800,000. Prior to the acquisition, Karim J. Alibhai beneficially owned a 7.53% ownership interest in the entity that sold the hotel. Following the acquisition, Mr. Alibhai holds a 22.46% ownership interest in the hotel.

     In October 2000, the Company issued the Notes and 500,000 shares of the Series B Preferred Stock to the Investor Group, which are entities affiliated with Lehman Brothers Holdings Inc. and Messrs. Alibhai, Khimji and Weiser, pursuant to a Securities Purchase Agreement dated August 31, 2000. Both the Series B Preferred Stock and the Notes are convertible at any time into Class A Common Stock of the Company at $4.00 per share. The terms of these securities prevent the Investor Group or any other holder from converting the securities into Class A Common Stock of the Company if that conversion would result in the holder, their affiliates or any group to which they belong, owning more than 49% of the Company's total common stock outstanding after the conversion.

     In connection with the Investor Group transaction, the Company entered into amended and restated employment agreements with Messrs. Hewitt, Richardson and Kilkeary. These amended and restated employment agreements provided, among other things, for the issuance of an aggregate of 225,000 shares of the Series B Preferred Stock valued at $2.25 million to these individuals. This Series B Preferred Stock was issued on October 20, 2000 and is subject to vesting restrictions. Twenty-five million of the proceeds received from the issuance of the Notes and the Series B Preferred Stock will be invested by the Company in a newly formed joint venture (the "Joint Venture") with the Investor Group for the acquisition of hotel properties that will be managed by the Company. The Investor Group has committed to invest an additional $20.0 million of capital in the Joint Venture.

     Also in connection with the Investor Group transaction, CRC Holdings loaned funds to some of the members of the Investor Group, which loan has since been repaid. While Mr. Hewitt held an approximate 5% ownership interest in CRC Holdings at the time of the transaction, Mr. Hewitt no longer holds such ownership interest.

     Each of Messrs. Alibhai, Flannery, Kanders, Khimji and Weiser was elected to the Board of Directors and appointed to certain committees of the Board of Directors pursuant to the terms of the Investor Group transaction.

     In October 2000, the Company entered into a management agreement with LB Beaumont, LLC, an entity related to Lehman Brothers Holdings Inc. and the Investor Group, to manage the Beaumont, Texas Hilton Hotel. Messrs. Flannery and Kanders are both employed by Lehman Brothers Holdings Inc.

     In October 2000, the Company acquired a 20% non-controlling equity interest in the Renaissance Worldgate Hotel in Kissimmee, Florida for a total acquisition cost of approximately $3.9 million. Prior to the acquisition, Mr. Alibhai beneficially owned a 16.26% ownership interest, and LB Maingate I Inc., an entity related to the Investor Group, beneficially owned a 40% interest, in the entity that owns the hotel. Following the acquisition, Mr. Alibhai, and LB Maingate I Inc. each holds a 40% respective ownership interest in the hotel. As part of the transaction, the hotel owner simultaneously closed on a $37 million non-recourse loan from Lehman Brothers Holdings Inc., an entity related to the Investor Group, secured by the hotel. The Company guarantees certain obligations of the hotel owner to the lender under such loan. Messrs. Flannery and Kanders are both employed by Lehman Brothers Holdings Inc.

     Pursuant to a Master Lease Termination Agreement dated September 12, 2000, between the Company and Equity Inns, Inc., all of the lease agreements for 75 hotels leased from Equity Inns were terminated effective January 1, 2001, and Equity Inns and the Company simultaneously entered into management agreements for 54 of the hotels formerly leased to the Company. By virtue of his positions as Chairman of the Board and Chief Executive Officer of Equity Inns, Phillip H. McNeill, Sr. may have benefited from the transaction.

     In March 2001, the Company acquired a non-controlling 0.5% general partnership interest and a non-controlling 49.5% limited partnership interest in a limited partnership (the "Partnership") that owns seven Marriott-branded hotels and one Hampton Inn hotel. FelCor Lodging Trust Incorporated owns the other 50% of the Partnership. As part of the transaction, the Partnership simultaneously closed on an aggregate of $52.3 million non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Holdings Inc. and the Investor Group, secured by the hotels. The Company guarantees certain obligations of the borrowers to the lender under those loans. Messrs. Flannery and Kanders are both employed by Lehman Brothers Holdings Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Based solely on a review of copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during 2000, the Company believes that the directors and executive officers and all beneficial owners of more than 10% of the Class A Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to their beneficial ownership of Class A Common Stock during 2000 except that each of Messrs. Hewitt, Richardson and Kilkeary reported a transaction on a Form 4 filed late with the SEC.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP independent accountants to audit the books, records and accounts of the Company, subject to ratification of such appointment by the Company's stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Company's Class A and Class B Common Stock, voting together as a single class, represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2001.

                         FEES BILLED TO THE COMPANY BY
                 PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2000

AUDIT FEES

     Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for the audit of the Company's annual financial statements and for the review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled approximately $214,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for providing advice to the Company regarding financial information systems design and implementation totaled approximately $95,000.

ALL OTHER FEES

     Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for all other services rendered to the Company included tax-related services fees of approximately $562,000, employee benefit record-keeping services fees of approximately $298,000 and other non-audit services fees of approximately $156,000.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 MISCELLANEOUS
OTHER MATTERS

     The Board knows of no business to be presented for consideration at the Annual Meeting other than that described herein. If any other matters properly come before the Annual Meeting, however, the named proxies will vote on such matters according to their discretion.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     In addition to otherwise satisfying the eligibility requirements of SEC Rule 14a-8, any proposal of a stockholder intended to be presented at the Company's 2002 annual meeting of stockholders must be received in writing by the Secretary of the Company by January 1, 2002 for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 2002 annual meeting. The Securities and Exchange Commission amended Rule 14a-4 under the Exchange Act to provide that a proxy may confer discretionary authority to vote on a proposal for an annual meeting of stockholders if the proponent fails to notify the Company at least 45 days prior to the anniversary of the month and day of mailing the prior year's proxy statement. For purposes of the Company's 2002 annual meeting of stockholders, management may use its discretionary voting authority to vote on any proposal with respect to which the Company receives notice after January 1, 2002, even if such proposal is not discussed in the proxy statement for the 2002 annual meeting of stockholders.

     In addition, the Company's bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice (including certain specified information) generally must be delivered to the Secretary of the Company, at its principal executive offices, not later that the close of business of the 75th day and not earlier than the close of business of the 120th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, under the current bylaws, a stockholder nomination or proposal intended to be considered at the 2002 annual meeting must be received by the Secretary after the close of business on February 14, 2002, and prior to the close of business on April 1, 2002. The Secretary of the Company will provide a copy of the bylaws upon written request and without charge. The Company's bylaws further require that the notice by the stockholder set forth certain information concerning the stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned beneficially and of record by the stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information regarding each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

COST OF SOLICITATION

     The cost of preparing, printing and mailing these proxy materials will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, regular employees of the Company (without additional compensation) may solicit proxies on behalf of the Board in person or by telephone. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Class A Common Stock.

             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
           AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A
                            AUDIT COMMITTEE CHARTER

FUNCTION OF THE COMMITTEE

     The Committee will assist the Board in fulfilling the Board's oversight responsibilities relating to accounting for the Corporation's financial position and results of operations, as well as such other matters as may from time to time be specifically delegated to the Committee by the Board.

     While the Committee has the powers and responsibilities set forth in this Charter and the Corporation's Articles of Incorporation, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditors. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditors or to assure compliance with laws or the Corporation's corporate compliance program or code of ethics.

COMPOSITION OF THE COMMITTEE

     REQUIREMENTS. The Committee will consist of at least three Board members. No member of the Committee may be an officer or employee of the Corporation or its subsidiaries, and each member of the Committee must be, in the opinion of the Board, free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities as a Committee member. In determining independence, the Board will observe the requirements of Rules 4200(a)(15) and 4310(c)(26) of the NASD Manual.

     Each member of the Committee must be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement, and cash flow statement or must become able to do so with a reasonable period of time after appointment to the Committee.

     At least one member of the Committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in that individual's financial sophistication. Such experience may include being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     APPOINTMENT. The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the Committee, the Corporation's outside auditors and the appropriate officers of the Corporation, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

OUTSIDE AUDITORS

     The outside auditors for the Corporation are ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors. Alternatively, the Committee and the Board may nominate the outside auditors to be proposed for stockholder approval in any proxy statement.

RESPONSIBILITIES OF THE COMMITTEE

     The Committee will:

           1) Recommend Outside Auditors: Recommend to the Board annually, and at other appropriate times, the firm to be retained as the Corporation's outside auditors.

           2) Review Independence of Outside Auditors: In connection with recommending the firm to be retained as the Corporation's outside auditors, review the information provided by management and the outside auditors relating to the independence of such firm, including, among other things, information related to the non-audit services provided and expected to be provided by the outside auditors.

The Committee is responsible for (1) ensuring that the outside auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1, a copy of which is attached hereto,
(2) actively engaging in dialogue with the outside auditors with respect to any disclosed relationship or service that may impact the objectivity and independence of the outside auditors, and (3) taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditors.

           3) Review Audit Plan: Review with the outside auditors their plans for, and the scope of, their annual audit and other examinations.

           4) Conduct of Audit: Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

           5) Review Audit Results: Review with the outside auditors the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, the reports of their reviews of the Corporation's interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, if any, and the reports of the results of such other examinations outside of the course of the outside auditors' normal audit procedures that the outside auditors may from time to time undertake.

           6) Review Financial Statements: Review with appropriate officers of the Corporation and the outside auditors the annual and quarterly financial statements of the Corporation prior to public release thereof.

           7) Review Internal Audit Plans: Review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities.

           8) Review Internal Audit Reports: Review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

           9) Review Systems of Internal Accounting Controls: Review with the outside auditors, the senior internal auditing executive, the General Counsel and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Corporation's internal accounting controls, the Corporation's financial, auditing and accounting organizations and personnel and the Corporation's policies and compliance procedures with respect to business practices.

          10) Review Recommendations of Outside Auditors: Review with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the outside auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Corporation may desire to bring to the attention of the Committee.

          11) Securities Exchange Act: Obtain assurance from the outside auditors that Section 10A of the Securities Exchange Act has not been implicated.

          12) Review Other Matters: Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Corporation as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

          13) Board Reports: Report its activities to the Board in such manner and at such times as it deems appropriate.

MEETINGS OF THE COMMITTEE

     The Committee shall meet at least four times annually, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Corporation or the Corporation's outside legal counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the outside auditors or such other persons believe should be discussed privately.

CONSULTANTS

     The Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Corporation's expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities as set forth herein.

ANNUAL REPORT

     The Committee will prepare, with the assistance of management, the outside auditors and outside legal counsel, a report for inclusion in the Corporation's proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

ANNUAL REVIEW OF CHARTER

     The Committee will review and reassess, with the assistance of management, the outside auditors and outside legal counsel, the adequacy of the Committee's Charter at least annually.

                         INTERSTATE HOTELS CORPORATION
                                Foster Plaza Ten
                               680 Andersen Drive
                              Pittsburgh, PA 15220

                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                      FOR
               THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 14, 2001

The undersigned hereby appoints THOMAS F. HEWITT, J. WILLIAM RICHARDSON AND TIMOTHY Q. HUDAK, or any of them, with full power of substitution and resubstitution, as proxies for the undersigned to represent and to vote all shares of stock of Interstate Hotels Corporation, a Maryland corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Pittsburgh Marriott City Center Hotel, 112 Washington Place, Chatham Center, Pittsburgh, Pennsylvania on Thursday, June 14, 2001, at
10:00 a.m., Eastern Time, and at any postponements or adjournments thereof, upon all matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

            (Continued, and to be signed and dated, on reverse side)

1. ELECTION OF CLASS A-2 DIRECTORS                                    2.  RATIFICATION OF THE APPOINTMENT    FOR   AGAINST   ABSTAIN
                                                                          OF PRICEWATERHOUSECOOPERS LLP
   FOR all nominees        WITHHOLD AUTHORITY                             AS INDEPENDENT ACCOUNTANTS.        / /     / /       / /
   Named below             to vote for all nominees named below

      /  /                           /  /                                The Board of Directors recommends a vote FOR
                                                                          the ratification of the appointment of
                                                                          PricewaterhouseCoopers LLP.

                                                                      3.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
 INSTRUCTIONS: To withhold authority to vote for any individual           UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
 nominee, place an "X" in the withhold box and strike a line              THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.
 through the nominees name listed.

 Class A-2 Nominees:  Benjamin D. Holloway and John J. Russell, Jr.


 THE BOARD OR DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF         THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, OR IF RETURNED
 ALL NOMINEES NAMED AS DIRECTORS.                                     EXECUTED WITH NO DIRECTION GIVEN, WILL BE VOTED FOR THE
                                                                      ELECTION OF THE NOMINEES LISTED ABOVE AND FOR THE RATIFICATION
                                                                      OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
                                                                      INDEPENDENT ACCOUNTANTS, AND, IN THE DISCRETION OF THE PROXY
                                                                      HOLDER, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE
                                                                      MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

                                                                      PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE
                                                                      ENCLOSED ENVELOPE.

                                                                      THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.



Signature of Stockholder  ____________________________________________________                Dated: _________________________, 2001

(NOTE: Executors, administrators, trustees, attorneys, etc., should give full title as such. If the signer is a corporation, partnership of limited liability company, please sign full corporate, partnership or limited liability company name by duly authorized person.)
